Exhibit 2.1

JOINT AGREEMENT TO TERMINATE MERGER AGREEMENT

This JOINT AGREEMENT TO TERMINATE MERGER AGREEMENT (this “Joint Termination Agreement”) is entered into as of September 30, 2022 by and among Roxe Holding Inc, a Delaware corporation (the “Company”), Goldenstone Acquisition Limited, a Delaware corporation (“Parent”), Goldenstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Parent, and Amazon Capital Inc., solely in its capacity as representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement, dated June 21, 2022 (the “Agreement”).

WHEREAS, on June 21, 2022, the Company, Parent, Merger Sub, Inc. and the Securityholder Representative entered into the Agreement;

WHEREAS, Section 10.1(c) of the Agreement provides that the Agreement may be terminated by mutual written consent of the Company and Parent upon due authorization of their respective boards of directors;

WHEREAS, the boards of directors of each of the Company and Parent have authorized such termination of the Agreement and all schedules and exhibits thereto, and all ancillary agreements entered into by them pursuant thereto, except for the Non-Disclosure Agreement dated March 24, 2022 (the “Confidentiality Agreement”) (collectively, the “Transaction Documents”); and

WHEREAS, each of the Company and Parent agree that, upon the termination, neither will have an obligation whatsoever to the other, financial or otherwise, except as specifically set forth herein or pursuant to the Confidentiality Agreement.

The Parties hereby agree as follows:

1. The Agreement is terminated as of the date hereof pursuant to Section 10.1(c) of the Agreement. The Company and Parent acknowledge and agree that the Transaction Documents shall be void and of no further force or effect without liability of either party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of either party) or to the other parties to the Transaction Documents, including with respect to the payment of any Breakup Fee.

2. Neither party shall issue a press release or similar public statement relating to the Agreement or the termination of the Agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld. The foregoing does not apply to disclosures by either party for which the other party’s prior written consent is prohibited by law or the rules or regulations of any securities exchange, in in which case such party shall use its reasonable best efforts to consult with the other party in advance of such disclosure.

3. There shall be no ongoing obligation on the part of any of the parties to the Agreement other than pursuant to paragraph 2 above or to the Confidentiality Agreement.

4. To the fullest extent permitted by law, each party irrevocably, unconditionally and completely waives, and releases and forever discharges any other party from all rights, claims, damages, costs and expenses, whether known or unknown or due or owing in the past, present or future, arising from any matter concerning, based upon, in connection with, or relating to, the Transaction Documents, their termination or related transactions, matters or work product.

5. This Joint Termination Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware. If any action or proceeding is brought for the enforcement of this Joint Termination Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Joint Termination Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which that party may be entitled. This Joint Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Joint Agreement to Terminate Merger Agreement to be duly executed by their respective duly authorized signatories.

GOLDENSTONE ACQUISITION LIMITED

By:	/s/ Eddie Ni
Eddie Ni
President

ROXE HOLDING INC

By:	/s/ Haohan Xu
Haohan Xu
Chief Executive Officer